Exhibit 99.1

TriMas Corporation Announces Sale of 4,000,000 Shares of Common Stock by Stockholder

BLOOMFIELD HILLS, Mich., April 19, 2011 /PRNewswire/ — TriMas Corporation (NASDAQ: TRS) announced today that Heartland Industrial Associates, L.L.C., has agreed to sell 4,000,000 shares of its common stock to Deutsche Bank Securities Inc. as the sole underwriter in the registered public offering of those shares. All net proceeds from the sale of the common stock will be received by the selling stockholder. TriMas Corporation will not receive any of the proceeds. The total number of outstanding shares of TriMas Corporation’s common stock will not change as a result of this offering.

The shares are being sold by the selling stockholder pursuant to an effective shelf registration statement. A copy of the prospectus relating to these securities may be obtained, when available, from Deutsche Bank Securities Inc., Attention: Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, New Jersey 07311-3988, telephone: 800- 503-4611, email: prospectus.cpdg@db.com. Alternatively, interested parties may also obtain these documents, free of charge, by visiting EDGAR on the SEC Web site at www.sec.gov.

This press release shall not constitute an offer to sell, nor the solicitation of an offer to buy, TriMas Corporation’s common stock or any other securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 3,900 employees at more than 60 different facilities in 11 countries.

CONTACT:

Sherry Lauderback

Vice President, Investor Relations

sherrylauderback@trimascorp.com

Office: 248-631-5506

Cell: 248-802-5127

SOURCE TriMas Corporation

News Provided by Acquire Media